Exhibit 10.1

ZEEKR Intelligent Technology Holding Limited

SHARE INCENTIVE PLAN

1.            PURPOSE OF THE PLAN.

The purpose of this Plan is to promote the success of the Company and the interests of its shareholders by providing a means through which the Company may grant equity-based incentives to attract, motivate, retain and reward certain officers, employees, directors and other eligible persons and to further link the interests of Award recipients with those of the Company’s shareholders generally.

2.            DEFINITIONS.

“Administrator” means the chief executive officer of the Company, or any member(s) of the Board or officer(s) of the Company whom the Board has delegated its authority to act as the Administrator.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, and any other Person that such Person or its Affiliate owns more than 10% of its issued and outstanding equity securities; provided, that no shareholder of the Company shall be deemed an Affiliate of any other shareholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Award” means an award of any restricted shares, RSU, other types of share incentive, or any combination thereof (but in any event shall not include any option to purchase any shares or securities or the Company or any of its Affiliates), whether alternative or cumulative, authorized by and granted under this Plan.

“Award Agreement” means any agreement in writing setting forth the terms of an Award that has been duly authorized and approved.

“Award Date” means the date upon which the Administrator took the action granting an Award or such later date as the Administrator designates as the Award Date at the time of the grant of the Award.

“Board” means the board of directors of the Company.

“Cause” with respect to a Participant means (unless otherwise expressly provided in the applicable Award Agreement, or another applicable contract with the Participant that defines such term for purposes of determining the effect that a “for cause” termination has on the Participant’s Awards) a termination of employment or service based upon a finding by the Company or any of its Affiliates, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a)	has been negligent in the discharge of his or her duties to the Company or any Affiliate, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(b)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information;

(c)	has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or any of its Affiliates; or has been convicted of, or pled guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses);

(d)	has materially breached any of the provisions of any agreement with the Company or any of its Affiliates;

(e)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious or adverse to the reputation, business or assets of, the Company or any of its Affiliates; or

(f)	has improperly induced a vendor, customer or employee to break or terminate any contract with the Company or any of its Affiliates or induced a principal for whom the Company or any Affiliate acts as agent to terminate such agency relationship.

A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Administrator) on the date on which the Company or any Affiliate first delivers written notice to the Participant of a finding of termination for Cause. For the avoidance of doubt, the Administrator is also entitled to determine, in its sole discretion, (i) the interpretation of Cause; (ii) whether the Participant’s employment has been terminated for Cause, and (iii) the effective date for terminating the employment due to the Cause.

“Company” means ZEEKR Intelligent Technology Holding Limited, an exempted company organized under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, and its successors.

“Effective Date” means the date on which the Board approved this Plan.

“Eligible Person” has the meaning given to such term in Clause 4 of this Plan.

“Ordinary Shares” means the Company’s Ordinary Shares, par value US$0.0002 per share.

“Participant” means an Eligible Person who has been granted and holds an Award under this Plan.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Personal Representative” means the person or persons who, upon the disability or incompetence of a Participant, has acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan by virtue of having become the legal representative of the Participant.

“Plan” means this ZEEKR Intelligent Technology Holding Limited Share Incentive Plan, as it may hereafter be amended from time to time.

“RSU” means the right to receive an Ordinary Share (directly or indirectly) awarded to a Participant under this Plan, subject to payment of such consideration and such conditions on vesting (which may include, among others, the passage of time, specified performance objectives or other factors) and such transfer and other restrictions as are established in or pursuant to this Plan and the related Award Agreement, to the extent such remain unvested and restricted under the terms of the applicable Award Agreement.

“Severance Date” with respect to a particular Participant means, unless otherwise provided in the applicable Award Agreement:

(a)	if the Participant is an Eligible Person under Clause 4(a) and the Participant’s employment by the Company or any of its Affiliates terminates (regardless of the reason), the last day that the Participant is actually employed by the Company or such Affiliate;

(b)	if the Participant is not an Eligible Person under Clause 4(a) but is an Eligible Person under Clause 4(b) thereof, and the Participant ceases to be a member of the Board (regardless of the reason), the last day that the Participant is actually a member of the Board.

“Trustee Company” means the trust company as nominated by the Company, acting as the trustee in respect of Awards.

3.            ADMINISTRATION.

3.1         Administrator. The Plan shall be administered by the Administrator (except as otherwise permitted herein).

3.2         Duties and Powers of the Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. Subject to the provisions of the Plan, the Administrator shall have the absolute power and authority, in its discretion:

(a)	to select the Participants to whom Awards may from time to time be granted hereunder;

(b)	to determine the type or types of Awards to be granted to each Participant;

(c)	to determine the number of Ordinary Shares to be covered by each such Award granted hereunder;

(d)	to prescribe the forms of Award Agreement for use under the Plan, which need not be identical for each Participant and to amend any Award Agreement; provided, that: (1) the rights or obligations of the Participant holding the Award that is the subject of any such Award Agreement are not affected adversely by such amendment; (2) the consent of the affected Participant is obtained; or (3) such amendment is otherwise permitted under the Plan. Any such amendment of an Award under the Plan need not be the same with respect to each Participant;

(e)	to determine the terms and conditions of any Award granted hereunder (such terms and conditions to include, but not be limited to, the exercise price, the time or times when Awards may be vested, issued or exercised as the case may be (which may be based on performance criteria), the times at which Ordinary Shares are issuable under a RSU, whether any Award may be paid in cash or Ordinary Shares, any rules for tolling the vesting of Awards upon an authorized leave of absence, any vesting acceleration or waiver of cancellation restrictions, and any restriction or limitation regarding any Awards or the Ordinary Shares relating thereto, based in each case on such factors as the Administrator, in its sole and absolute discretion, shall determine);

(f)	to determine all matters and queries relating to whether a Participant shall cease to be deemed as an Eligible Person, including without limitation if such change was resulted by the Cause or any disability of such Participant and, if it is the case, to determine the effective date on which such Participant shall cease to be deemed as an Eligible Person (which it may determine to be the date of notice of resignation or the date of an act or omission by such Participant constituting Cause) and all questions of whether particular leaves of absence constitute a termination of the Participant;

(g)	unless otherwise required in the shareholders agreement of the Company (as it may be amended from time to time), to prescribe, amend and rescind rules and regulations relating to the Plan and the administration of the Plan and all Award Agreements, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under the tax laws of any jurisdiction;

(h)	to take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with applicable laws or any necessary local governmental regulatory exemptions or approvals or listing requirements of any securities exchange or automated quotation system;

(i)	to construe, interpret, reconcile any inconsistency in, correct any defect in and/or supply any omission in, the terms of the Plan, any Award Agreement and any Award granted pursuant to the Plan; and

(j)	make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

3.3         Action by the Administrator. If there is more than one Administrator, a decision of the Administrators may only be taken by (a) a majority of the Administrators at a duly convened and constituted meeting of the Administrators; or (b) an unanimous written resolution consented to in writing by all of the Administrator. The Administrator is entitled to, in good faith, rely or act upon any report or other information furnished by any officer or other employee of the Company, any Affiliate of the Company, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company or the Administrator to assist in the administration of the Plan.

3.4         Effect of Administrator’s Decision. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan and any Award Agreement, and all decisions, determinations and interpretations of the Administrator shall be final, binding and conclusive for all purposes and upon all Participants.

3.5         Delegation of Authority. To the extent permitted by applicable laws, the Administrator may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Clause 3. Any delegation hereunder shall be subject to the restrictions and limits that the Administrator specifies at the time of such delegation, and the Administrator may at any time rescind the authority so delegated or appoint a new delegate.

3.6         Issuance of Awards to Trust. The Administrator may from time to time appoint a Trustee Company to assist with the administration and vesting of Awards granted pursuant to this Plan and the relevant Award Agreement.

4.            ELIGIBILITY.

Awards may be granted under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” means any person who qualifies as one of the following at the time of grant of the respective Award:

(a)	an officer (whether or not a director), employee, or consultant of the Company or any of its Affiliates; or

(b)	any member of the Board;

whom the Administrator may determine at his sole discretion to have or will contribute to the development of the Company.

An Eligible Person may, but need not, be granted one or more Awards pursuant to Clause 6. An Eligible Person who has been granted an Award under this Plan may, if otherwise eligible, be granted additional Awards under this Plan if the Administrator so determines. However, a person’s status as an Eligible Person is not a commitment that any Award will be granted to that person under this Plan.

Each Award granted under this Plan must be approved by the Administrator at or prior to the grant of the Award.

5.            SHARES SUBJECT TO THE PLAN.

5.1         Share Limit. Subject to the Clause 8, the maximum number of Ordinary Shares that may be delivered pursuant to Awards granted under this Plan will not exceed 150,000,000 shares (the “Share Limit”) in the aggregate.

5.2         Replenishment and Reissue of Unvested Awards. No Award may be granted under this Plan unless, on the date of grant, the sum of (a) the maximum number of Ordinary Shares issuable at any time pursuant to such Award, plus (b) the number of Ordinary Shares that have previously been issued pursuant to Awards granted under this Plan, plus (c) the maximum number of Ordinary Shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit. Ordinary Shares that are subject to RSUs made under this Plan that are forfeited to the Company or otherwise repurchased by the Company prior to the vesting of such shares will again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent Award grants under this Plan.

5.3         Reservation of Shares. The Company shall at all times reserve a number of Ordinary Shares sufficient to cover the Company’s obligations and contingent obligations to deliver shares with respect to Awards then outstanding under this Plan.

6.            RSU PROGRAM.

6.1         RSUs in General. Each RSU shall be evidenced by an Award Agreement in the form approved by the Administrator. The Award Agreement evidencing a RSU shall contain the terms established by the Administrator for that RSU, as well as any other terms, provisions, or restrictions that the Administrator may impose on the RSU; in each case subject to the applicable provisions and limitations of this Clause 6 and the other applicable provisions and limitations of this Plan. The Administrator may require that the recipient of a RSU promptly execute and return to the Company his or her Award Agreement evidencing the RSU. In addition, the Administrator may require that the spouse of any married recipient of a RSU also promptly execute and return to the Company the Award Agreement evidencing the RSU granted to the recipient or such other spousal consent form that the Administrator may require in connection with the grant of the RSU.

6.2         Purchase Price. The Administrator will determine the purchase price per share of the Ordinary Shares covered by each RSU at the time of grant of the Award, as specified in the relevant Award Agreement.

6.3         Vesting. The restrictions imposed on the Ordinary Shares subject to a RSU (which may be based on performance criteria, passage of time or other factors or any combination thereof) will be set forth in the applicable Award Agreement.

6.4          Term. A RSU shall either vest or be repurchased by the Company not more than 10 years after the date of grant. Each RSU will be subject to earlier termination as provided in or pursuant to Clause 6.6.

6.5         Dividend Rights. Unless otherwise provided in the applicable Award Agreement, a Participant holding RSU will not be entitled to cash or any other form of dividend for all vested RSU. For the avoidance of doubt, the Participant shall not have any other rights related to the RSU (including but not limited to any shareholder voting right) by virtue of the grant of RSUs.

6.6         Effects of Termination of Employment on RSU. The Administrator shall specify in the relevant Award Agreement the consequences of the termination of a Participant’s Employment in respect of the relevant RSU, including but not limited to the forfeiture or repurchase of the relevant RSU. The relevant provisions of the Award Agreement shall follow the general principles set forth in Annex I, which may be updated by the Administrator from time to time.

7.            PROVISIONS APPLICABLE TO ALL AWARDS.

7.1	Rights of Eligible Persons, Participants and Beneficiaries.

7.1.1            No Employment/Service Contract. Unless otherwise specified in the relevant Eligible Person’s employment or service agreement, nothing contained in this Plan (or in any other documents under this Plan or related to any Award) shall confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Company or any of its Affiliates, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Affiliate to change such person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause at any time. Nothing in this Clause 7.1.1, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract. An Award Agreement shall not constitute a contract of employment or service.

7.1.2            Plan Not Funded. No Participant or other person will have any right, title or interest in any fund or in any specific asset (including Ordinary Shares, except as expressly provided) of the Company or any of its Affiliates by reason of any Award hereunder. None of the provisions of this Plan (or of any related documents), the creation or adoption of this Plan, any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any of its Affiliates and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right will be no greater than the right of any unsecured general creditor of the Company.

7.2	No Transferability; Limited Exception to Transfer Restrictions.

7.2.1            Limit on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Plan, by applicable law and by the Award Agreement, as the same may be amended:

(a)	all Awards are non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; and

(b)	Awards will be exercised only by the Participant.

In addition, the shares shall be subject to the restrictions set forth in the applicable Award Agreement.

7.2.2            Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Clause 7.2.1 will not apply to:

(a)	transfers to the Company;

(b)	the designation of a Personal Representative to receive benefits if the Participant dies or, if the Participant has died, transfers to or exercises by the Participant’s Personal Representative, or, in the absence of a validly designated Personal Representative, transfers by will or the laws of descent and distribution; or

(c)	if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by the Participant’s duly authorized legal representative.

7.3	Confidentiality. Any financial or other information relating to the Company obtained by Participants in connection with or as a result of this Plan or their Awards shall be treated as confidential.

7.4	Term of the Plan. Unless earlier terminated by the Board, this Plan will terminate at the close of business on the day before the 10th anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Administrator with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

7.5	Non-Exclusivity of Plan. Nothing in this Plan will limit or be deemed to limit the authority of the Board or the Board to grant awards or authorize any other compensation, with or without reference to the Ordinary Shares, under any other plan or authority.

7.6	No Restriction on Corporate Powers. The existence of this Plan, the Award Agreements, and the Awards granted hereunder, shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Affiliate’s capital structure or its business; (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Affiliate; (c) any issue of bonds, debentures, capital, preferred or prior preference shares ahead of or affecting the Company’s authorized shares or the rights thereof; (d) any dissolution or liquidation of the Company or any Affiliate; (e) any sale or transfer of all or any part of the Company or any Affiliate’s assets or business; or (f) any other corporate act or proceeding by the Company or any Affiliate. No Participant, Beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Board, or the Company or any employees, officers or agents of the Company or any Affiliate, as a result of any such action.

8.            Adjustments Upon Changes in Capitalization.

Subject to any required action by the shareholders of the Company, the number of Ordinary Shares covered by each outstanding Award, the number of Ordinary Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Ordinary Share covered by each such outstanding Award and any other affected terms of such Awards, shall be proportionally and equitably adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation, share dividend, amalgamation, spin-off, arrangement or consolidation, combination or reclassification of Ordinary Shares. For the avoidance of doubt, in the case of any extraordinary cash dividend, the Administrator may make an equitable or proportionate adjustment to outstanding Awards to reflect the effect of such extraordinary cash dividend.

9.            Tax

To the extent that the vesting or exercising of any Award results in any income to the Participant for employment, excise or other tax purposes, then the Participant is obliged to pay all relevant taxes for such income in accordance with the applicable tax law. If the Company or an Affiliate of the Company has a withholding obligation in respect of such income, then the Company or that Affiliate may deduct (or procure the Trustee Company to deduct) from proceeds payable to the Participant any sums required by the applicable tax law to be withheld with respect to the grant, vesting or settlement of the Participant and as an alternative, the Company or its Affiliate may require the Participant to pay such sums for taxes in cash directly to the Company or the relevant Affiliate of the Company, as the case may be.

10.          Alteration of the Plan

10.1	Subject to Clause 10.2 below, the Plan may be altered in any respect by a resolution of the Board, provided that no such alteration shall operate to adversely affect any subsisting rights of any Participant hereunder except with the consent in writing of Participant is obtained amounting to three-fourths in nominal value of all Awards granted and outstanding on that date.

10.2	No alteration in respect of the responsibilities of the Trustee under the Plan shall be made by the Board unless with the prior written consent of the Trustee.

11.          Termination

11.1	The Plan shall terminate on the earlier of;

11.1.1	on the 10th anniversary date of the Effective Date; and

11.1.2	such date of early termination as determined by the Board provided that such termination shall not affect any subsisting rights of any Participant hereunder.

11.2	Upon termination of the plan, the Board will determine the effects of such termination, including how to deal with Awards granted and still understanding, as well as unawarded Shares under the Plan:

12.          Governing Law

The Plan shall operate subject to the articles of association of the Company and any applicable law.

The provisions of the Plan and any Award Agreements and all claims or disputes arising out of or based upon the Plan, any Award Agreement and any Award under the Plan or relating to the subject matter hereof or thereof shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to the provisions governing choice or conflict of laws or rules that would cause the application of the laws of any other jurisdiction.

13.          Miscellaneous

13.1	Unless otherwise specified in the relevant person’s employment or service agreement, the Plan shall not form part of any contract of employment between the Company and any employee, and the rights and obligations of any employee under the terms of his office or employment shall not be affected by his/her participation in the Plan.

13.2	The Company shall not be responsible for any tax, duty, expenses, fees, foreign exchange registration or any other liability to which any Participant may become subject as a result of his/her participation in the Plan.

13.3	Each provision hereof shall be treated as a separate provision and shall be severally enforceable as such and in the event of any provision or provisions being or becoming unenforceable in whole or in part.